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                                                                    EXHIBIT 10.7
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FOR IMMEDIATE RELEASE

France Telecom Technologies Investissements Closes on Equity Stake in Jabber,
Inc.

Innovation, Momentum and Substantial Business Success Anticipated.

DENVER-July 23, 2001--Webb Interactive Services, Inc. (Nasdaq: WEBB) announced today that France Telecom Technologies Investissements (FTTI, a wholly owned subsidiary of France Telecom) has acquired preferred stock of Webb's subsidiary company, Jabber, Inc., representing a 15% equity interest in Jabber. FTTI paid a total of $3,150,000 for the stock, comprised of $750,000 to Webb for a portion of its Jabber stock and $2,400,000 invested directly in Jabber. The agreement among the parties provides for an additional investment by FTTI directly in Jabber of $1,750,000 to $3,850,000. Assuming the maximum investment and no additional equity issued, FTTI would own 29% of Jabber's equity. This represents an increase in FTTI's potential percentage ownership of 6% from the percentage announced in connection with the signing of the letter of intent in May. This increase is due both to revised terms negotiated by the parties and to FTTI acquiring a portion of the Jabber shares from Webb rather than from Jabber. As part of this closing, FTTI will take a seat on Jabber, Inc.'s Board of Directors.

"Our investment in Jabber, Inc., one of our larger investments to date, represents just a small portion of the overall value France Telecom expects to provide," commented Eric Cozanet, CEO of FTTI. "We plan to actively develop revenue and strategic opportunities for Jabber across our portfolio of investments, as well as throughout our relationships with European technology leaders. We are pleased with the relationship and excited about the potential for mutual success," he added.

Rob Balgley, CEO of Jabber added, "We are delighted with the prospects for this relationship with FTTI in terms of the investment base and the business opportunities it offers. Our shared vision will serve to bring additional innovation to product development, support numerous distribution opportunities throughout France Telecom's business units and reinforce our work at the standards committees and initiatives. We particularly look forward to gaining introductions to potential European channel partners, systems integrators, and OEM partners."

About France Telecom Technologies Investissements.

In 1999, France Telecom Technologies Investissements was founded to generate value with Intellectual Property and focus on R&D through the start-up process by transferring technologies to high-tech start-ups and getting a pay-back in shares. In 2000, its mission was extended to the acquisition of stakes in companies having expertise and technologies seen as complementary to the ones developed by France Telecom R&D and providing faster innovative solutions to the business units of France Telecom. Today, France Telecom Technologies Investissements holds shareholdings in 16 companies covering the main domains of telecommunications and
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information technology, two of them are listed: Corvis (Nasdaq) and Highwave
Optical Technologies (Nouveau Marche).

About France Telecom.

France Telecom group (www.francetelecom.com) is one of the world's leading providers of telecommunication services with consolidated revenues of 33.7 billion euros in year 2000 and 77 million customers over the world. With Orange and Wanadoo, France Telecom is Europe's Number 2 for Wirefree business and Internet Services. The merger of Global One and Equant is creating one of the main world's players for business services. FT R&D is providing to France Telecom group innovative solutions and competitive edge for all business activities worldwide.

About Jabber, Inc.

Jabber, Inc., a subsidiary of Webb Interactive Services (NASDAQ: WEBB), is the premiere provider of commercial Jabber solutions, products and services targeting the enterprise and service provider markets. Jabber is the only open source instant messaging (IM) platform that leverages XML technology and a distributed client/server architecture to give each company complete control over their IM services, applications and branding. Jabber's robust development tools and extensible architecture make it ideal for deploying any application that requires real-time XML messaging and presence management. Jabber's web site can be found at www.jabber.com.

About Webb Interactive.

Webb Interactive Services, Inc. provides innovative online commerce communication solutions that help small businesses generate leads, increase buyer-seller interaction and strengthen customer relationships. Webb has pioneered an advanced XML-based technology platform, upon which application modules that lead the convergence of instant messaging and commerce are built. Webb's web site can be found at www.webb.net.



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